Registered with the Public Company
Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Ironwood Gold Corp.

As independent registered public accountants, we hereby consent to the use of our report dated December 4, 2013, with respect to the financial statements of Ironwood Gold Corp., in its Form 8-K relating to a merger with The Wilderness Way Adventures Resort, Inc. dated March 27, 2014.

/s/ Sadler Gibb, LLC

Salt Lake City, UT
March 27, 2014